Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated April 14, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for costs included in inventory in Fiscal 2005 and a change in method of accounting for the Company’s customer loyalty program in Fiscal 2003) relating to the consolidated financial statements of VS Holdings Inc. and Subsidiary appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Parsippany, New Jersey

June 13, 2006